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                                                                   EXHIBIT 10.27



                                Midway Games Inc.
                          3401 North California Avenue
                                Chicago, IL 60618




                                   May 4, 2000



Mr. Neil D. Nicastro
999 North Sheridan Road
Lake Forest, Illinois 60045

Dear Mr. Nicastro:

         Reference is made to your Employment Agreement dated July 1, 1996 (the "Midway Employment Agreement") between Midway Games Inc. ("Midway") and you, as amended March 5, 1998 and November 5, 1999.

         This letter will reflect our agreement that, for a period of one year beginning July 1, 2000 and ending June 30, 2001, you agree to waive your right to receive base salary under subparagraph 3(a) of the Midway Employment Agreement (pursuant to which you are entitled to be paid a base salary at the annual rate of $600,000), and in lieu thereof you shall be granted today an option expiring June 30, 2005 to purchase 300,000 shares of Midway common stock pursuant to Midway's 1996 and/or 1999 Stock Option Plans. The option shall be exercisable in all events on or after June 30, 2001, or earlier if there is a change of control of Midway on or prior to such date. The exercise price shall be the closing market price of the Midway common stock on the date that Midway's Board of Directors approves this Agreement (the "Effective Date"). Notwithstanding the one year waiver of base salary provided herein, if any provisions of the Midway Employment Agreement which refer to annual base salary for measuring any payment (including without limitation, paragraphs 6(a), 6(b) and 9(b)) shall become applicable during the one year waiver period, the annual base salary shall be deemed to be $600,000.

         In addition, effective on the Effective Date, clause (II) of subparagraph 9(b)(i) of the Midway Employment Agreement is hereby amended, to read as follows:

                  (II) the aggregate bonus which would have been payable to Nicastro pursuant to subparagraph 3(b) of this Agreement during the remaining term hereof, assuming pre-tax income of Midway during the remaining term hereof is earned at the highest level achieved in any of the last five (5) full fiscal years prior to such termination; and


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Mr. Neil D. Nicastro                       2                         May 4, 2000



         In all other respects, the Midway Employment Agreement is hereby confirmed and is in full force and effect.

         Please indicate your agreement to the foregoing by signing this letter in the place provided below.


                                           Very truly yours,

                                           MIDWAY GAMES INC.

                                           By: /s/  Harold H. Bach, Jr.
                                              ----------------------------------
                                              Harold H. Bach, Jr.
                                              Executive Vice President - Finance


Accepted and Agreed to:

/s/ Neil D. Nicastro
---------------------------------
NEIL D. NICASTRO